UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2003

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Clay Street Suite 3400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 659-1361

(Registrant’s telephone number, including area code)

ITEM 5.	Other Events

On December 21, 2003, Cheniere Energy, Inc., referred to herein as the Company, issued a press release announcing the signing of an agreement between Freeport LNG Development, L.P. (Freeport LNG) and ConocoPhillips whereby ConocoPhillips will acquire one billion cubic feet (bcf) per day of capacity in Freeport LNG’s proposed liquefied natural gas (LNG) receiving terminal on Quintana Island, near Freeport, Texas. ConocoPhillips will also obtain a 50% interest in the general partner of Freeport LNG and provide construction funding presently estimated at $400-$450 million. In connection with this transaction, the Company entered into a First Amendment to the Amended and Restated Limited Partnership Agreement, dated as of December 20, 2003, by and among Freeport LNG-GP, Inc., Freeport LNG Investments, LLC, the Company and Contango Sundance, Inc.

The transactions announced in the press release, together with other similar events previously announced by the Company, constitute important developments in the Company’s LNG business. The Company has been developing its LNG receiving terminal business for over three years and has secured four sites along the U.S. Gulf Coast for the development of LNG receiving terminals. The Company has commenced development of their Freeport, Texas, Sabine Pass, Louisiana, and Corpus Christi, Texas sites. The Company is still evaluating the future development of a terminal in Brownsville, Texas.

Freeport LNG

The Company is a 30% limited partner in Freeport LNG, a partnership which is developing an LNG receiving terminal in Freeport, Texas. The Company acquired an option on the Freeport LNG site in June 2001 and funded the initial permitting expenses of the project. On February 27, 2003, the Company entered into an agreement forming the Freeport LNG partnership with Freeport LNG Investments, LLC (owned by Michael S. Smith) for the continued funding of this project. In connection with the formation of Freeport LNG, the Company sold 60% of their original interest in Freeport LNG to Freeport LNG Investments for $5 million payable over time plus a commitment to fund up to the first $9 million of project development costs. Effective March 1, 2003, the Company sold 10% of their original interest in Freeport LNG to an affiliate of Contango Oil and Gas for $2.3 million payable over time.

In June 2003, The Dow Chemical Company (Dow) signed an agreement with Freeport LNG for the potential long-term use of the regasification facility on Quintana Island. Under the agreement, Dow will have processing rights to as much as 500 million cubic feet per day beginning in 2007. Freeport LNG’s agreements with Dow are expected to be finalized in the first quarter of 2004.

On December 21, 2003, ConocoPhillips and Freeport LNG signed the above-described agreement. The ConocoPhillips transaction is expected to close in the spring of 2004, subject to completion of remaining documentation and satisfaction of closing conditions.

Approval from the Federal Energy Regulatory Commission (FERC) is expected in the first quarter of 2004, with all other necessary federal, state and local approvals shortly thereafter. The project front-end engineering and design study will be completed in January 2004. Construction is scheduled to begin in the second half of 2004, with commercial start-up in mid-2007. The Freeport LNG terminal will be designed with storage capacity of 6.9 bcf and send-out capacity of 1.5 bcf per day. Natural gas will be transported through a 9.4-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system.

Sabine Pass LNG and Corpus Christi LNG

The Company is also developing two additional Gulf Coast LNG receiving terminals in Sabine Pass, Louisiana and Corpus Christi, Texas. The Company has recently formed Sabine Pass LNG, L.P. (Sabine Pass LNG). The Company currently plans to retain 100% of the ownership interest in, and fund any development costs of, Sabine Pass LNG. The Company formed Corpus Christi LNG, L.P. (Corpus LNG) in May 2003. The Company sold 33% of their original interest in Corpus LNG to BPU LNG, Inc. in June 2003, in exchange for contribution of the terminal site and a commitment to fund the first $4.5 million of project development costs and 33% of any additional expenses associated with the project. The Company retains a 67% interest in Corpus LNG and controls the project.

By the end of December 2003, the Company intends to submit to FERC applications for permits to build LNG receiving facilities in both Sabine Pass and Corpus Christi. The Company has selected Bechtel Corporation to perform the engineering, procurement and construction for both facilities. The Front End Engineering Design work for both terminals was completed by Black & Veatch Pritchard, Inc. Each terminal will be designed to have two loading docks, three 160,000 cubic meter tanks (10.1 bcf), and the ability to send out 2.5 bcf per day of natural gas.

Oil and Gas Exploration, Development and Exploitation

Although the Company’s current focus is on the development of an LNG receiving terminal business, the Company is also involved in oil and gas exploration, development and exploitation, and exploitation of their existing 3D seismic database through prospect generation. The Company was formed in 1996 to fund the acquisition of a proprietary seismic database along the transition zone (the area approximately 3 to 5 miles on either side of the Gulf of Mexico shore line) in Cameron Parish, Louisiana. The Company has historically focused on evaluating and generating drilling prospects using a regional and integrated approach with a large seismic database as a platform. The Company expects that their oil and gas exploration activities will continue in the Gulf of Mexico, through active interpretation of their seismic data and generation of prospects, through participation in the drilling of wells, and through farm-out arrangements and back-in interests (a reversionary interest in oil and gas leases reserved by the Company) whereby the capital costs of such activities are borne by industry partners. In addition, the Company owns 100% of the outstanding common stock of Gryphon Exploration Company (9.3% effective ownership after giving effect to the conversion of Gryphon’s preferred stock outstanding at November 30, 2003), which is a Houston-based company that explores in the shallow waters of the Gulf of Mexico. The Company is currently focusing, and the Company expects to continue to focus, on the development of their LNG receiving terminal business.

The press release and the First Amendment to the Amended and Restated Limited Partnership Agreement are attached hereto as exhibits and incorporated herein in their entirety.

ITEM 7.	Financial Statements and Exhibits.

(c)	Exhibits.

10.1*	First Amendment to the Amended and Restated Limited Partnership Agreement, dated as of December 20, 2003, by and among Freeport LNG-GP, Inc., Freeport LNG Investments, LLC, Cheniere Energy, Inc., and Contango Sundance, Inc.

99.1*	Press release, dated December 21, 2003, announcing the signing of an agreement between Freeport LNG Development, L.P. and ConocoPhillips.

*	- Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: December 22, 2003	By:	/s/ DON A. TURKLESON

	Name:	Don A. Turkleson
	Title:	Chief Financial Officer